EXHIBIT IV

EIB Group EXHIBIT IV Reconciliation of the Consolidated Financial Statements of the EIB Group as at 31 December 2021 prepared in accordance with EU Accounting Directives and IFRS

EIB GROUP - EU ACCOUNTING DIRECTIVES TO IFRS RECONCILIATION
CONSOLIDATED BALANCE SHEET AS AT DECEMBER 31, 2021 (in EUR '000)

ASSETS	EU Accounting Directives		Adjustment		IFRS	
		31.12.2021	Impact	Ref.		31.12.2021
1. Cash in hand, balances with central banks and post office banks		1 483 285	0			1 483 285
2. Treasury bills and other bills eligible for refinancing with central banks		37 160 351	77 510	A.1, B.1, C		37 237 861
3. Loans and advances to credit institutions						
a) repayable on demand	797 488		0		797 488	
b) other loans and advances	74 749 439		- 7 870	A.2, B.4	74 741 569	
c) loans	93 562 111		1 120 633	A.2, B.4	94 682 744	
d) impairment on loans and advances, net of reversals	- 57 842		- 17 384	C	- 75 226	
		169 051 196				170 146 575
4. Loans and advances to customers						
a) other loans and advances	677 437		- 240	A.2, B.4	677 197	
b) loans	322 374 311		17 620 162	A.2, B.4	339 994 473	
c) impairment on loans and advances, net of reversals	- 381 166		92 907	C	- 288 259	
		322 670 582				340 383 411
5. Debt securities including fixed-income securities						
a) issued by public bodies	4 946 262		78 333	A.1, B.1, C	5 024 595	
b) issued by other borrowers	7 025 006		9 181	A.1, B.1, C	7 034 187	
		11 971 268				12 058 782
6. Shares and other variable-yield securities		9 223 497	9 648 808	B.2, B.3		18 872 305
7. Participating interests		345 023	- 345 023	B.3		0
8. Derivative assets		0	41 734 302	B.5		41 734 302
9. Property, furniture and equipment		242 687	131 633	G		374 320
10. Intangible assets		58 408	0			58 408
11. Other assets		141 673	42 211	B.5, H		183 884
12. Subscribed capital and reserves, called but not paid		1 118 948	14 694	I		1 133 642
13. Prepayments		14 565 820	- 14 294 067	A.1, A.2, A.4, B.1, B.4, B.5		271 753
TOTAL ASSETS		568 032 738				623 938 528

LIABILITIES AND EQUITY		31.12.2021	Impact	Ref.		31.12.2021
1. Amounts owed to credit institutions						
a) repayable on demand	4 777 422		- 1 847	A.3	4 775 575	
b) with agreed maturity or periods of notice	18 895 071		- 98 719	A.3	18 796 352	
		23 672 493				23 571 927
2. Amounts owed to customers						
a) repayable on demand	1 645 154		0		1 645 154	
b) with agreed maturity or periods of notice	175 542		- 46	A.3	175 496	
		1 820 696				1 820 650
3. Debts evidenced by certificates						
a) debt securities in issue	431 104 111		30 811 247	A.4	461 915 358	
b) others	9 010 748		2 976 527	A.4	11 987 275	
		440 114 859				473 902 633
4. Derivative liabilities		0	29 529 619	B.5		29 529 619
5. Other liabilities		4 265 084	716 579	A.2, B.5, E, G, H		4 981 663
6. Deferred income		15 470 655	- 15 027 522	A.1, A.2, A.3, A.4, B.1, B.4, B.5, F		443 133
7. Provisions						
a) pension plans and health insurance scheme	4 510 251		4 113 081	D	8 623 332	
b) provisions for guarantees issued and commitments	39 332		3 205	C	42 537	
		4 549 583				8 665 869
TOTAL LIABILITIES		489 893 370				542 915 494
8. Capital						
a) subscribed	248 795 607		0		248 795 607	
b) uncalled	- 226 604 892		0		- 226 604 892	
		22 190 715				22 190 715
9. Consolidated reserves						
a) reserve fund	24 879 561		0		24 879 561	
b) additional reserves	12 776 663		- 3 040 214	A-H	9 736 449	
c) fair value reserve	0		575 725	A.4, B.2, B.5	575 725	
d) special activities reserve	12 152 954		0		12 152 954	
e) general loan reserve	2 021 337		0		2 021 337	
		51 830 515				49 366 026
10. Profit for the financial year		2 647 454	5 629 870	A-I		8 277 324
11. Equity attributable to non-controlling interests		1 470 684	- 281 715	E		1,188,969
TOTAL EQUITY		78 139 368				81 023 034
TOTAL LIABILITIES AND EQUITY		568 032 738				623 938 528

EIB GROUP - EU ACCOUNTING DIRECTIVES TO IFRS RECONCILIATION
CONSOLIDATED INCOME STATEMENT FOR THE YEAR ENDED DECEMBER 31, 2021 (in EUR '000)

		EU Accounting Directives 2021	Adjustment Impact	Adjustment Ref.		IFRS 2021
1. Interest and similar income		16 473 694	- 161 434	A.1, A.2, B.1, B.4, B.5, I		16 312 260
2. Interest expense and similar charges		- 13 285 486	12 904	A.4, B.5, D, E, G		- 13 272 582
3. Income from shares and other variable-yield securities		838 815	0			838 815
4. Fee and commission income		573 701	11 546	F		585 247
5. Fee and commission expense		- 434 377	0			- 434 377
6. Result on financial operations		51 958	5 578 249	A.1, A.2, A.4, B.1, B.2, B.3, B.4, B.5, G, H		5 630 207
7. Net other operating income and expense		- 1 397	0			- 1 397
8. Change in impairment on loans and advances and provisions for guarantees, net of reversals		178 967	112 615	C, H		291 582
9. Change in impairment on transferable securities held as financial fixed assets, shares and other variable-yield securities, net of reversals		16 618	22 272	C, B.3		38 890
10. General administrative expenses						
a) staff costs	- 1 371 657		164 626	D	- 1 207 031	
b) other administrative expenses	- 288 287		41 365	G	- 246 922	
		- 1 659 944				- 1 453 953
11. Depreciation and amortisation: property, furniture and equipment and intangible assets						
a) property, furniture and equipment	- 28 909		- 41 363	G	- 70 272	
b) intangible assets	- 21 035		0		- 21 035	
		- 49 944				- 91 307
12. Profit for the financial year		**2 702 605**				**8 443 385**
Attributable to:						
Non-controlling interests		55 151	110 910	E		166 061
Equity holders of the Bank		**2 647 454**				**8 277 324**

Valuation and income recognition differences between IFRS and EU Accounting Directives A 1 Debt securities portfolio Under EU Accounting Directives, debt securities portfolios are recorded at purchase price and measured at amortised cost (with the exception of the Securities Liquidity Portfolio). Accrued interest is recorded under consolidated balance sheet item "Prepayments and accrued income". Accrued retrocessions and up-front fees are recorded under consolidated balance sheet item "Accruals and deferred income". Under IFRS, the Group applies hedge accounting for eligible hedged debt securities. The carrying amount of these securities is adjusted for the fair value attributable to the risk being hedged. Economically hedged debt securities that cannot be included in hedge accounting are designated irrevocably on initial recognition to the fair value option and are measured at fair value through profit or loss. Accrued interest less accrued retrocessions and unamortized up-front fees are reported on the consolidated balance sheet within the balance of the instrument to which it relates. Changes in fair values and hedge fair values of hedged debt securities are recognised in the consolidated income statement under "Result on financial operations". 2 Loans and advances Under EU Accounting Directives, all loans and advances are carried at amortised cost. Accrued interest is recorded under consolidated balance sheet items "Prepayments and accrued income" or "Accruals and deferred income". The up- front fees on loans are amortised and recognised in the consolidated profit and loss account under "Interest receivable and similar income". Under IFRS, the Group applies hedge accounting to eligible hedged loans. The carrying amount of these loans is adjusted for the fair value attributable to the risk being hedged. Economically hedged loans that cannot be included in hedge accounting are designated irrevocably on initial recognition to the fair value option and are measured at fair value through profit or loss. Changes in fair values and hedge fair values of loans are recognised in the consolidated income statement under "Result on financial operations". Accrued interest is reported on the consolidated balance sheet within the balance of the asset to which it relates. Accrued interest on loans and advances, which are credit impaired, are reversed under "Interest receivable and similar income". Under IFRS the up-front fees on loans: · are recognised immediately under "Result on financial operations" in the consolidated income statement for the loans that are designated to the fair value option; · are amortised over the maturity of the loan and recognised in consolidated balance sheet under "Loans and advances to credit institutions and customers" for the loans that are designated to hedge accounting and/or amortised cost. Under IFRS, a substantial contractual modification on the cash flows of a financial asset measured at amortised cost leads to the recording of the new financial asset at its fair value, and the recording of the net modification gain or loss impact in the consolidated income statement under "Result on financial operations". Transitory accounts on loans are reclassified from "Other liabilities" to the loan balance to which they relate. 3 Amounts owed to credit institutions and customers Under EU Accounting Directives, "Amounts owed to credit institutions" and "Amounts owed to customers" are presented in the consolidated balance sheet at their redemption amounts. Interest on amounts owed to credit institutions and customers is recorded in the consolidated profit and loss account on an accrual basis as "Interest payable and similar charges" or "Interest receivable and similar income" if interest is negative. Accrued interest is included in "Accruals and deferred income". Under IFRS, "Amounts owed to credit institutions" and "Amounts owed to customers" are initially recorded at cost and are presented in the consolidated balance sheet at amortised cost. Interest on amounts owed to credit institutions and customers is recorded in the consolidated income statement as "Interest expense and similar charges" or "Interest and similar income" using the effective interest method. Accrued interest is reported on the consolidated balance sheet within the balance of the instrument to which it relates. 4 Debts evidenced by certificates Under EU Accounting Directives, debts evidenced by certificates are recorded at amortised cost. Accrued interest is recorded under consolidated balance sheet item "Accruals and deferred income". Issuance fees and redemption premiums or discounts, which are recorded under "Prepayments and accrued income" or "Accruals and deferred income", are amortised on a straight-line basis and subsequently recognised in the consolidated profit and loss account under "Interest payable and similar charges". Under IFRS, the Group applies hedge accounting to a significant portion of its hedged issued debt whenever these are eligible. The carrying amount of these debts evidenced by certificates is adjusted for the fair value attributable to the risk being hedged. Economically hedged debts evidenced by certificates that cannot be included in hedge accounting are designated irrevocably on initial recognition to the fair value option and measured at fair value through profit or loss. Changes in fair values and hedge fair values of debts evidenced by certificates are recognised in the consolidated income statement under "Result on financial operations". Accrued interest is reported on the consolidated balance sheet within the balance of the debt instrument to which it relates. Issuance fees and redemption premiums or discounts are reported on the consolidated balance sheet within the caption of the instrument to which they relate and are amortised over the period to maturity of the related debts evidenced by certificates using the effective interest method, unless those debts evidenced by certificates are measured at fair value through profit or loss, in which case the issuance fees, premiums/discounts and redemption premiums are recognised immediately in the consolidated income statement under "Result on financial operations". For debts evidenced by certificates designated to the fair value option, own credit adjustment ("OCA"), reflecting own credit risk as per IFRS 13, is calculated and the respective changes are recorded in "Other comprehensive income" ("OCI") in the "Fair value reserve". Under IFRS, the Group has one transaction that meets the offsetting of financial assets and financial liabilities criteria. Financial assets and liabilities designated at fair value through profit or loss or carried at amortised cost (including hedge accounting)

B 1 Debt securities portfolio Under EU Accounting Directives, debt securities portfolios with the exception of the Securities Liquidity Portfolio are recorded at purchase price and measured at amortised cost. Securities Liquidity Portfolio debt securities are carried at fair value. Changes in fair value are reflected directly in consolidated income statement under "Result on financial operations". Accrued interest is recorded under consolidated balance sheet items "Prepayments and accrued income" and "Accruals and deferred income". Under IFRS, some debt securities are not eligible for amortised cost and consequently must be carried at fair value with changes in fair value reflected directly in profit or loss. Changes in fair values of these debt securities are recognised in the consolidated income statement under "Result on financial operations". Accrued interest is reported on the consolidated balance sheet within the balance of the instrument to which they relate, while any related fees are recognised immediately under "Result on financial operations" in the consolidated income statement. 2 Shares and other variable-yield securities Under EU Accounting Directives, shares and other variable-yield securities are initially recorded at acquisition cost reduced by any reflow resulting from repayments. Their carrying value is subsequently adjusted to the lower of cost or market value at each balance sheet date. Respective value adjustments are recorded under "Result on financial operations". Under IFRS, shares and other variable-yield securities are carried at fair value with changes in fair value reflected directly in the consolidated income statement under "Result on financial operations", except of the investment in European Bank for Reconstruction and Development ("EBRD") whose fair value changes are reflected in OCI under "Fair value reserve". 3 Participating interests Under EU Accounting Directive, "Participating interests" are accounted for using the equity method as defined under EU-AD based on methods consistent with the Group’s accounting policies. Respective value adjustments are recorded under "Value (re-)adjustments in respect of transferable securities held as financial fixed assets and participating interests". Under IFRS, participating interests are included within "Shares and other variable-yield securities" and respective fair value adjustments are recorded in "Result on financial operations". 4 Loans and advances Under EU Accounting Directives, all loans and advances are carried at amortised cost. Accrued interest is recorded under consolidated balance sheet items "Prepayments and accrued income" or "Accruals and deferred income". The up- front fees on loans are amortised and recognised in the consolidated profit and loss account under "Interest receivable and similar income". Under IFRS, loans that are not eligible for amortised cost are classified as measured at fair value through profit or loss. The up-front fees on these loans are recognised at inception under "Result on financial operations" in the consolidated income statement. Changes in fair values of loans are recognised in the consolidated income statement under "Result on financial operations". 5 Derivative assets and liabilities a Treasury derivatives Under EU Accounting Directives, derivative instruments in the Security liquidity portfolios are marked to market and recorded under "Other assets" or "Other liabilities". Interest accrued under derivative instruments is presented under "Prepayments and accrued income" or "Accruals and deferred income". Under IFRS, all derivative assets and derivative liabilities are recognised on the consolidated balance sheet and measured at fair value through profit or loss. Accrued interest is reported on the consolidated balance sheet within the balance of the instrument to which it relates. Credit valuation adjustment ("CVA"), Debit valuation adjustment ("DVA") and Collateral Value adjustment ("CollVA") are included in the fair valuation of derivatives. Changes in fair value of derivatives are recognised in the consolidated income statement under "Result on financial operations". b Derivatives and hedging activities Under EU Accounting Directives, hedging derivative instruments are not recognised on balance sheet. They are reported off balance sheet at nominal amount. Interest accrued under derivative instruments is presented under "Prepayments and accrued income" or "Accruals and deferred income". Up-front fees, redemption premiums or premiums/discounts are amortised over the period to maturity of the related derivatives under "Interest payable and similar charges". Under IFRS, all derivative assets and derivative liabilities are recognised on balance sheet and measured at fair value through profit or loss. Accrued interest is reported on the consolidated balance sheet within the balance of the instrument to which it relates. CVA, DVA and CollVA are included in the fair valuation of derivatives. Changes in fair value of derivatives are recognised in the consolidated income statement under "Result on financial operations". The amortisation of premiums and discounts of FX swaps and FX forwards are recorded under "Result on financial operations". For derivatives used in hedge accounting, the gain or loss of the designated part of the hedging instrument is recognised in consolidated the income statement. In addition, the Group separates the fair value of the foreign currency basis spread ("CBS") from the hedging instruments and applies a dedicated accounting treatment. The initial CBS amount, measured at the date of designation, is recorded under OCI and is amortised linearly over the residual lifetime of the hedge in the consolidated income statement. Subsequent changes in the fair value of the CBS are recognised directly in OCI. For derivatives used in hedge accounting, up-front fees or redemption premiums are amortised over the period to maturity of the related derivative using the effective interest method, unless these derivatives are not designated to hedge accounting, in which case they are recognised immediately under "Result on financial operations". Under IFRS, the Group has two transactions that meet the offsetting of financial assets and financial liabilities criteria. C Financial assets and liabilities classified mandatorily at fair value through profit or loss or designated at fair value through other comprehensive income Impairment of financial assets measured at amortised cost and loan commitments

Under EU Accounting Directives, value adjustments on loans and advances are recorded where (i) there is a risk of non-recovery of all or part of their amounts, or (ii) to capture loans in the portfolio which are impaired but have not yet been identified as such or for losses which have been incurred but not yet reported. These value adjustments are accounted for in the consolidated profit and loss account as "Value (re-)adjustments in respect of loans and advances and provisions for contingent liabilities" and are deducted from the appropriate asset items on the consolidated balance sheet. Value adjustments for debt securities are recorded, if these are other than temporary, or to capture debt securities which are impaired but have not yet been identified as such or for losses which have been incurred but not yet reported. These value adjustments are accounted for in the consolidated profit and loss account under "Value (re-)adjustments in respect of transferable securities held as financial fixed assets and participating interests" and are deducted from the appropriate asset items on the consolidated balance sheet. Under IFRS, the Group is required to recognise a loss allowance for all loans and debt securities measured at amortised cost as well as for off-balance sheet loan commitments. This allowance is based on either lifetime Expected Credit Loss ("ECL"), if there has been a significant increase in credit risk since initial recognition or the instrument is considered as being credit-impaired or otherwise on 12-months ECL. Depending on the nature of the financial instrument, the ECL allowances are deducted from the appropriate asset items on the consolidated balance sheet. For off-balance sheet items, a provision for credit loss is reported under "Provisions b) provisions for guarantees issued and commitments". Changes in the ECL allowances are recorded in the consolidated income statement either under: · "Change in impairment on loans and advances and provisions for guarantees, net of reversals" for loans and loan commitments or; · "Change in impairment on transferable securities held as financial fixed assets, shares and other variable - yield securities, net of reversals" for debt securities. D The Bank changed its accounting policy prospectively in respect of the recognition of cumulative actuarial deficits and surpluses. EU Accounting Directives accounting policy applicable for the Financial Statements as at 31 December 2020: Under EU Accounting Directives, a 10% corridor approach is adopted, whereby cumulative prior year actuarial deficits and surpluses in excess of 10% of the commitments for retirement benefits are recognised over the expected average remaining service lives of the plan’s participants (2020: average of 14.6 years) on a straight-line basis. EU Accounting Directives Accounting policy applicable for the Financial Statements as at 31 December 2021: Starting with accounting years as from 2021, the 10% corridor approach is considered, however cumulative current year actuarial gains or losses in excess of 10% of the commitments for retirement benefits are recognised over a period of 7 years on a straight-line basis in "General administrative expenses a) staff costs". Under IFRS, the Group applies IAS 19 revised for determining the income or expense related to its post-employment defined benefit plans. Cumulative actuarial surpluses and deficits are recognised in full in OCI under "Additional reserves". Adjustments to staff cost are recognised under "General administrative expenses a) staff costs" and adjustments to interest cost under "Interest expense and similar charges". E The Bank and the European Investment Fund (the "EIF") together are defined as the Group. The Bank granted a put option to the minority shareholders on their entire holding of its subsidiary, the EIF. Under EU Accounting Directives, the non-controlling interest is recorded separately in the consolidated balance sheet under "Equity attributable to minority interest" while the put option is recorded in the consolidated off-balance sheet of the Group. Under IFRS, the non-controlling interest is reclassified and a corresponding financial liability in the amount of the fair value of the option’s exercise price is recognised under "Other liabilities" and attributed to owners of the parent. Subsequently, this financial liability is measured in accordance with IFRS 9, i.e. any changes in the fair value of the financial liability subsequent to the acquisition date are recognised in the consolidated income statement under "Interest expense and similar charge". Any excess or deficit of non-controlling interest over the agreed price is reversed to "consolidated reserves". F The Group recognises under EU Accounting Directives and IFRS fee and commission income from revenues that are satisfied over time on an accrual basis over the service period. Fee and commission income earned from providing or fulfilling point-in-time services (e.g. performance-linked) is recognised when the service has been completed. For certain mandates, the Group has established a deferred income policy in order to address the misalignment between the receipt of income and the services/cost incurred by the Group during the lifetime of the respective mandate. Corresponding adjustments are recorded in the consolidated balance sheet under "Deferred income" and released against "Fee and commission income". Under EU Accounting Directives, this deferral mechanism is only applied prospectively over time, i.e. recognising deferred revenue of the financial year, while under IFRS, the Group used the modified retrospective approach, i.e. recognising the cumulative impact at transition to IFRS 15 in equity. This resulted in a different stock of deferred income and corresponding amounts of revenue to be recorded over the individual years. G Under EU Accounting Directives, the rental charges are recorded under "General administrative expenses b) other administrative expenses". In accordance with IFRS 16, the Group assesses whether a contract is a lease or not. In the case of lease, the Group recognises a right-of-use asset and a lease liability, except for those that are covered by the recognition exemptions (short-term leased assets and low value leased assets based on their original value, when new). The above-mentioned right-of-use assets are recognised under "Property, furniture and equipment" and corresponding lease liability is recognised under "Other liabilities". Subsequently, the Group carries the right-of-use asset applying a cost model, depreciating the right-of-use asset from the commencement date to the end of the lease agreements and assessing for any impairment, on an annual basis. The depreciation for the right-of-use assets is recorded under "Depreciation and amortisation: property, furniture and equipment and intangible assets a) property, furniture and equipment". The lease liability carrying amount is adjusted to reflect the lease payments made and interest from unwind of lease liability, with further re-measurements to reflect any reassessment or lease modifications. The interest from unwind of lease liability is recorded in the consolidated income statement under "Interest expense and similar charges". The revaluation result is recorded in the consolidated income statement under "Result on financial operations". H Under EU Accounting Directives, net liabilities from financial guarantees are presented in the consolidated balance sheet under "Provisions b) provision in respect of guarantee operations". Unrealised gains representing the excess of the net present value of expected future premium inflows over the amount of the excepted payment obligations remain unrecognised. Any increase or decrease in the net liability is recognised in the consolidated profit and loss account under "Value (re-)adjustments in respect of loans and advances and provisions for contingent liabilities". Under IFRS, net unrealised gains from financial guarantees are recorded in the consolidated balance sheet under "Other assets" in case the measurement of a financial guarantee contract results in a net asset position. In case the measurement of a financial guarantee contract results in a net liability position, contracts for which the amortised initial NPV is higher than the 12-months ECL or lifetime ECL, are presented under "Other liabilities". Guarantee contracts that are credit-impaired and for which a loss allowance based on lifetime ECL is recognised, are presented under "Provisions for guarantees issued and commitments". Any increase or decrease in the "Other assets" or "Other liabilities" relating to financial guarantees is recognised in the consolidated income statement under "Result on financial operations". Any increase or decrease in the "Provisions for guarantees issued and commitments" relating to financial guarantees other than the settlement of guarantee calls is recognised in the consolidated income statement under "Change in impairment on loans and advances and provisions for guarantees, net of reversals". Financial Guarantee Contracts Pension funds Non-controlling interest adjustment Fee and commission income Leases

I Under EU Accounting Directives, the caption "Subscribed capital and reserves, called but not paid" contains the future payments from Poland and Romania following their capital increase at March 1, 2020. Under IFRS, these future payments are discounted using a discounted cash flow method. The discounting impact is reported under "Interest and similar income" and its amortisation is under "Interest expense and similar charges". Subscribed capital and reserves, called but not paid